Exhibit 21.1

SUBSIDIARIES OF OWL ROCK CAPITAL CORPORATION II

Name	Jurisdiction

OR LENDING II LLC	DELAWARE

ORCC II FINANCING LLC	DELAWARE

OR DH II LLC	DELAWARE

OR MH II LLC	DELAWARE

OR HH II LLC	DELAWARE